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                                                               Exhibit 12
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios


                                      Three Months Ended    Six Months Ended
                                            June 30             June 30
                                      ------------------    ----------------
                                        2000        1999     2000       1999
                                      ------      ------    -----      -----
                                            (In millions, except ratios)
EARNINGS:
Income from continuing operations
 before income taxes and cumulative
 effect of accounting change            $301        $287     $839       $549
Add: fixed charges                        47          41       86         79
                                       -----       -----    -----      -----
   Income, as adjusted                  $348        $328     $925       $628
                                       =====       =====    =====      =====

FIXED CHARGES AND PREFERRED DIVIDENDS:
Interest expense and amortization        $30         $25      $55        $47
Dividends on preferred
  capital securities                      10           9       18         19
Rental expense (1)                         7           7       13         13
                                       -----       -----    -----      -----
   Total fixed charges                    47          41       86         79

Preferred stock dividend requirements      4           4        8          8
                                       -----       -----    -----      -----
  Total fixed charges and preferred
   stock dividend requirements           $51         $45      $94        $87
                                       =====       =====    =====      =====

Ratio of earnings to fixed charges      7.40        7.93    10.68       7.97
                                       =====       =====    =====      =====

Ratio of earnings to combined
 fixed charges and preferred
 stock dividend requirements            6.85        7.22     9.82       7.22
                                       =====       =====    =====      =====

(1) Interest portion deemed implicit in total rent expense.